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                                      DRAFT
                               (Febmary 16, 1998)
                                PROPOSAL TO ENRON
                                   Prepared by
                         Perot Systems Corporation (PSC)
                               in partnership with
                       Policy Assessment Corporation (PAC)

tive-
Deregulation of the electric & gas industries combined with opening of the power markets to competition have created an opportunity for skilled market participants to optimize their bidding and asset positions for profit maximization. The California market is in the early days of these changes.

Enron Capital & Trade Corporation have expressed an interest in exploring and developing with PSC and PAC appropriate strategies and tools for seizing these market opportunities.

Aproach

It is proposed that Enron's optimization strategies be developed through a multi-plased effort. This approach offers maximum opportunity to explore concepts; refine the market scenarios; test the validity of supporting systems & tools; and, to develop related performance metrics. Decisions to progress from phase to phase, will be determined on a valuation of benefits achieved and an estimation of expected future return on investments. Each successive phase is designed to build upon the other and, independently produce value to Enron. This approach limits Enron's financial risk while affording a foundation for refining design requirements as work is progressed.

Phase 0: Initial Seminar

Phase 0 is designed to test the concepts employed in developing optimization strategies. The framework is a 1 1/2 day seminar used for identifying "gaps" in the market protocols; designing scenarios and optimization strategies; and, then framing these scenarios for testing within Enron's trading environment.

Employees of Enron, PSC and PAC will use specific examples of gaps in California market protocols seen to offer opportunities for market optimization. This joint team effort led by Paul Gribik, Hemant Lall and Ed Smith of PSC, and George Backus of PAC, will closely examine 3 concrete California market examples previously verified by PSC with the California Power Exchange/independent Service Operator as valid illustrations of market "gaps".

The seminar will design detailed strategies and plans around these "gaps" to reach agreement on the range of market opportunities they pose, develop appropriate strategies for optimization and, prove the reality and soundness of such tactics. The approach will

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also illustrate how existing rules can be re-evaluated to produce new market opportunities. One of the on-going benefits to be derived by Enron's staff is education in the process used for examining these situations

Enron employees will share insights on existing capabilities and asset portfolios for the purpose of plotting positions against which these scenarios will be tested. Testing will also include analysis of any trading floor procedural constraints which may be seen to exist. . The success of this phase in validating the existence of "gaps" against which optimization strategies can be mapped, as well as the realistic ability to act on such opportunities, will form the basis for moving to Phase 1.

Phase 1
Phase 1 will be split into two parts.

Phase la greatly expands on Phase 0 by conducting a detailed review of the PX and ISO business and operational protocols for the purpose of cataloging the perceived "gaps" within and between these two entities. These findings will then be prioritized in terms of their relevant impact and, once compared with Enron's capabilities and trading portfolio, corresponding electric and gas tactics/strategies will be designed/developed. The range of game/tactic categories will be extensive enough to consider games associated with generation, trading, transmission, and customers. Moves that are made independently or in combination with other market players (across function and across companies) will also be considered. This consideration is essential as moves limited to trading only may not take adequate advantage of market opportunities. Combined moves, across market functions, provide more flexibility and higher pay-offs. Countermoves will also be addressed to examine plans for protecting Enron from competitor actions.

Enron staff will decide on areas where Enron

*     would like to focus on immediate trading-function efforts,
* would like to focus on building up alliances for combined functional or non-Enron company efforts, and
*     does not want to become involved.


Dependent upon the level of interest expressed, Phase la can also include interactive team "war" efforts using PAC's CIGMOD software simulation models to formally test and review the generic gaming options within the simulated frame work of the California market place and Enron environment.

Because the rules and the market are evolving, this phase will continue to see changes. However, the development of an exhaustive list of categories, along with a selection of those key areas of most interest to Enron, will constitute the completion and success of this phase.

'I.

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Phase lb takes the prioritized list of opportunities converting them into detailed concrete moves. Each tactic is formally defined in terms of specific plant, transmission line, load, and system conditions for both gas and electricity. The formal definition not only allows for the actual execution of the strategies but provides the analytical formalization to operationally use the strategies in Phase 2. Market and operational information input requirements will also be identified and sources for obtaining this information will be investigated.

Phase 2
Phase 2 will also be split into two parts.

This phase will convert the detailed and formalized listing of strategies into computerized simulations of game moves in the real world. This phase will have two sub-phases.

Phase 2a involves the creation of "study mode" computer models simulating the California PX and ISO systems. Actual protocols and rules are carefully detailed. Simulations will include the PX's energy auction model, the ISO congestion management model and, define their interaction. Transmission simulation will allow accurate constraint analysis. The HYPERSENS software is activated as an umbrella overarching the energy-system simulation to capture the uncertainty and impacts of competitor counter moves. Data for each company and plant in the region will be incorporated in the model to be available for determining bidding strategies. It can also determine those moves seen to bring Enron the most advantage under noted operating conditions and a "pay-off matrix" examining values for the moves, or portfolio of moves.

Phase 2b develops "real time" optimization versions of the "study mode" models to test the system against real world, real-time data. Real PX, ISO and trading floor, OASIS, and SC data will be used in the model to compare modeled to actual positions. The value of transactions/positions from the simulation will also be compared to those that actually occurred. Performance benchmarks for evaluating future transactions will be established. This effort validates the model capabilities to test or recommend moves in real time. Most importantly, the list of strategies from Phase lb can be tested for value and potency within the real marketplace. The resolution of the model would minimally be hour-by- hour. Required interfaces for inputs of market and operational data will either be established, or alternative arrangements made at this point.

As part of Phase 3, these models will then be fully integrated with Enron's computer infrastructure and linked to real-time data systems. This linkage of real time data is a task in and of itself. Data collection, transfer, reconciliation, timing and use must be operationalized, coordinated and verified.

Phase 3
This phase will integrate the tools and knowledge developed during the previous phases ihto Enron's normal trading processes, systems and, operations. It is expected that the early use of these tools with real-time data will find areas where the system must be tuned

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or modified to capture unforeseen opportunities, cope with human or data-stream errors, recognize divergence of idealized from real operations, and prevent inappropriate responses in ambiguous conditions. The "fine tuning" of the system and the modification of the system and its user interface to maximize profits/usability is a critical focus. Training of Enron staff will be integral to this transition. This phase will include a benchmark sub-system to compare the system-recommended performance to a "reference" baseline performance. The changing market rules and data streams will require continued maintenance and refinement of the system. This ongoing maintenance, consulting and technical/ software support could be considered as Phase 4 or as a separate project.

The design of the project allows for future extension of the system (for example, to include all of WSCC in detail) or cloned (for example, to maximize Enron profits in the UK, Brazil, US East Coast or US Midwest markets). Efforts along these lines are considered outside the scope of this project. (Note that the system possesses the inherent capabilities to simulate the financial and strategic impacts of mergers, acquisitions, purchasing of facilities/generation and the building of generation, gas-storage or transmission.)

Professional Fees

The PSC/PAC professional fees for Phase 0's "Proof-of-Concept" Seminar will be $40,000 plus all reasonable expenses. PSC will be the prime contractor to Enron, and PAC will sub-contract to PSC. It is proposed that Phase 0 be held on Feb 28 and March 1, 1998 at a location of Enron's choice.

Estimates and an approach to calculation of professional fees for future Phases will be provided after conclusion of Phase 0.

Other mutually agreeable contractual or partnering relationships are not precluded and could become part of this overall proposal.

    Confidential: Covered by Non-disclosure @ Perot Systems Corporation 1998


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                                PROPOSAL TO ENRON
                                   Prepared by
                         Perot Systems Corporation (PSC)
                               in partnership with
                       Policy Assessment Corporation (PAC)

Approach

To ensure Enron comfort with and understanding of,-all aspects of the proposed effort, it is mutually agreed that this initiativee-effei4 should be pursued inaes a series of phases. Each proposed phase builds upon the previous phase and independently produces value to Enron. The phasing approach limits Enron's financial commitment tofe* each phase of the project, guarantees that a concrete deliverable is provided at each step, and allows for project adjustment in future phases as need dictates.

Phase 0

An initial phase, called Phase 0, will provide a 2 day seminar lead by Paul Gribik-(PSC),- George Baekus (PAC) and Hemant Laln Ed S of PSC and George Backus of PAC. This single task effort would closely examine 3 concrete examples (and more by references) with to examine the detailed steps of the strategy/tactic, prove the reality and soundness of such tactics, and most importantly, illustrate how existing rules can be re- evaluated to produce new market opportunities. This latter aspect will allow Enron staff to apply the "methods" of "gaming" to recognize and execute tactics made available by the ever evolving market rules associated with the dynamics of deregulation. To ensure realism and validity, the examples used would be those actually evaluated within the PX/ISO because of their potential or ready realization in the marketplace.

As part of Phase 0, PSC and PAC. would learn Enron's existing capabilities and operations to understand immediate areas where Enron has advantages, disadvantageous, opportunities, and limitation. The success of this phase in verifying the existence of the claimed moves. as well as the realistic ability to act on such opportunities. will form the basis for moving to Phase la.

Phase 1

Phase 1 will be split into two parts. Phase la, greatly expands on Phase 0 by exhaustively cataloging the generic electric and gas tactics/strategies with a strong emphasis on those associated with the NW and CA. The range of game/tactic categories would be extensive enough to include those games that are more common to other parts of the country or are common to other countries. This is done because the rules of CA can and will change. The impacts of the new rules on rest of the WSCC area, for example, could easily bring forth conditions that require moves far removed from those currently available in the CA market. Games associated with generation, trading, transmission, and customers will be considered. Moves that are made independently or in combination with other market players (across function and across companies) need to be considered. Moves limited to trading only do not take adequate advantage of market opportunities. Combined moves, across market functions, provide more flexibility and

     Confidential: Covered by Non-disclosure Perot Systems Corporation 1998


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higher pay-offs. Countermoves must also be addressed to protect Enron from competitor action and to prepare Enron for countermoves to any of its own actions.

A review of these moves with Enron staff would delineate those areas where Enron

* 1) where Efen-would like to focus on immediate trading-function efforts,
* 2) where Effon-would like to focus on building up alliances for combined functional or non-Enron company efforts. and
*    wd   e      s not DOES-NOT-want to become involved. (This last area-
     would then require Enron to focus on countermoves to keep it out of these games yet protected form them.)


Part of Phase-la can include interactive team efforts (as proposed by Paul Gribik) to uncover -opportunities unique to Enron operations. Another approach is to use CIGMOD to formally test and review the generic gaming options within the simulated frame work of the CA/WSCC market place and Enron environment.

Because the rules and the market are evolvinge, this phase is never totally completed. However, thebutrhe development of an exhaustive list of categories, along with a selection of those key areas of most interest to Enron, will constitute the completion and success of this phase.

Phase lb takes the generic list and converts it into detailed concrete moves. Each tactic is formally defined in terms of specific plant, transmission line, load, and system conditions for both gas and electricity. The formal definition not only Wallows for the actual execution of the strategies but provides the analytical formalization to operationally use the strategies in Phase 2.

Phase 2

This phase -will alee-converts the detailed and formalized (and ever-changing) leflist of strategies into simulations of game moves in the real world. This phase can also have two sub-phases.

The development of the real-time system (using existing tools) constitutes Phase 2a. The simulations here include a an exact or near etrepresentation of the actual PX and ISO software. Actual protocols and rules are carefully detailed. Transmission simulation would allow accurate constraint analysis. NW and WSCC rules/limitations would be included as needed. The HYPERSENS software is activated as an umbrella over the energy-system simulation to capture the uncertainty and impacts of competitor counter moves. It can also determine those Enron moves with the most advantage under noted operating conditions along with the pay-off matrix for the moves, or portfolio of moves.

Phase 2b would test the system against real world, real-time data. Real PX, ISO and trapding floor, OASIS, SC, and WSCC data would be used in the model to compare what


   Confidential: Covered by Non-disclosure i). Perot Systems Corporation 1998


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it would have proposed to what actually happened. The value of transactions/positions from the simulation can be compared to those that actually occurred. This effort validates the model capabilities to test or recommend moves in real time.. Most importantly, the list of strategies from Phase lb can be tested for value and potency within the real marketplace. The resolution of the model would minimally be hour-by-hour. Most probably 5-minute real-time resolution would be needed for some processes.

Because, Phase 2 is the implementation of the Phase lb, they are inseparable from a value perspective. As such, if Enron should decide at the end of Phase lb to discontinue the proposed project, some of the value associated with Phase 2 would be attributed to Phase lb and duly billed as such. In other words, the intellectual and capital investment of PSC and PAC is shared with Enron at a discount in Phase lb under the understanding that Phase 2 will be pursued. If phase 2 is not pursued, PAC and PSC then would need to recover the potion of "expertise development' costs in Phase b.

As part of Phase 2b or as part of Phase 3, the model can be fully implemented on Enron computers and linked to real-time data systems. This linkage of real time data is a task in and of itself.. Data collection, transfer, reconciliation, timing and use must be operationalized, coordinated and verified.

Phase 3

This phase uses the tools and knowledge of the previous phases for actual Enron operations. The use of the systems developed systems use-must be monitored; Enron staff must become fluent in the systems' uses and PSC/PAC technical support must guarantee that the system maximizes Enron profitability. It is expected almsteeA that the early use of the tool with real-time data will find areas where the system must be tuned or modified to capture unforeseen opportunities, cope with human or data-stream errors, recognize divergence of idealized from real operations, and to prevent inappropriate responses in ambiguous conditions. The "fine tuning" of the system and the modification of the system and its user interface to maximize profits/usability becomes the focus of the phases. The success of this phase is denoted by increasing margins over what would have otherwise occurred. (This phase would include a benchmark sub-system to compare the system-recommended performance to a "reference" baseline performance.)

The changing market rules and data streams will require continued maintenance and refinement of the system. This ongoing maintenances consulting and technical/software support could be considered part of Phase 3 or as a separate project.

The design of the project allows the system to be extended (for example, to include all of WSCC in detail) or cloned (for example, to maximize Enron profits in the UK Brazilian, US East Coast or US Midwest markets). Efforts along these lines could be considered in other phases or other projects. They can be performeds in parallel with the CA-system- pmay or sequentially thereafter. (Note that the system can a-simulate the financial and


   Confidential: Covered by Non-disclosure (Ei) Perot Systems Corporation 1998


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strategic impacts of mergers, acquisitions, purchasing of facilities/generation and the building of generation, gas-storage or transmission.)

Professional Fees

The PSC/PAC professional fees for Phase 0 will be $20,000 plus all reasonable expenses. PSC will be the prime contractor to Enron, and PAC will sub-contract to PSC. It is proposed that Phase 0 be held on Feb 28 and March 1, 1998 at a location of Enron's choice. Other contractual or partnering relationships with PSC or PAC are not precluded by and could become part of this overall proposal.

The professional fees for Phases 1 &2 will be provided upon conclusion of Phase
0. - Because Phase 2 is implementation of Phase lb. they are inseparable from a value perspective. As such, if Enron should decide at the end of Phase lb to discontinue the proposed project. some of the value associated with Phase 2 would Ibe attributed to Phase lb and duly billed as such. In other words, the intellectual and capital investment of PSC and PAC is shared with Enron at a discount in Phase lb under the understanding that Phase 2 will be pursued. If phase 2 is not pursued, PAC and PSC then would need to recover the portion of "expertise development" costs in Phase lb.

Other mutually agreeable contractual or partnering relationships are not precluded and could become part of this overall proposal.


    Confidential: Covered by Non-disclosure (H Perot Systems Corporation 1998